Exhibit 10.3
Strictly Private & Confidential

June 9, 2022

Dear Mr. Textor:

You have advised us on your potential acquisition of interests owned by IDG Capital and Pathé SAS (collectively, the “Lyon Selling Shareholders”) in Olympique Lyonnais Groupe SA (“Lyon”) (“the Transaction”). In support of the Transaction, Cannae Holdings, Inc. (“Cannae”) is providing this binding commitment letter to provide up to a €523 million Credit Facility to John Textor (“Textor”) with summary terms and key conditions to funding set forth below:

Summary Terms

Borrower: John Textor or his assignee

Lender: Cannae Holdings, Inc. or a subsidiary thereof

Size of Commitment: Up to €523 million

Use of Proceeds: Capital to acquire interests in Lyon owned by the Lyon Selling Shareholders as well as tender for Lyon’s free float, fund up to €80 million of equity financing and potentially acquire interests in Lyon owned by Holnest / the Aulus Family

Interest Rate: 8% per annum payable at maturity

Maturity: 1 year from closing

Collateral: Mr. Textor’s existing 40% interest in Crystal Palace, as well as all equity interests of Lyon acquired as a result of the Transaction

Guarantee: Personal guarantee from Mr. Textor as well as entities holding Mr. Textor’s equity interests in Crystal Palace and Lyon

Negative Covenants: After the Transaction has closed, no ability for Lyon and Crystal Palace to pay dividends / restricted payments to equity holders (subject to Cannae approval) or if Textor does not control Lyon or Crystal Palace, then any such dividends or restricted payments will be used to pay interest and then principal under the note.

Repayment Terms: 100% of loan due one year from closing

Fees: Cannae agrees to waive all fees other than Transaction related fees and expenses incurred

We look forward to working to complete the debt Commitment and Transaction. This letter supersedes and replaces that certain letter to you dated May 22, 2022.

/s/ William P. Foley
…………………………….……………………………
William P. Foley, II
Chairman
Cannae Holdings, Inc.

/s/ John Textor
…………………………….……………………………
John Textor
Title:
Company: